Exhibit 99.1

NEWS RELEASE

Dynatronics Strengthens Sales Organization Leadership
Industry Veteran Jeff Gephart Appointed Senior Vice President of Sales

Cottonwood Heights, UT— March 2, 2016 - Dynatronics Corporation (NASDAQ: DYNT), a manufacturer and distributor of advanced-technology medical devices and rehabilitation equipment for the physical therapy, sports medicine and related markets, announced the hiring of Thomas J. (Jeff) Gephart to fill the company's new position of Senior Vice President of Sales.  Mr. Gephart will join the company's strategic management team and will report directly to CEO, Kelvyn Cullimore Jr.
 "Jeff joins Dynatronics with extensive sales management experience from within our industry," stated Kelvyn H. Cullimore Jr., chairman and CEO of Dynatronics. "He began his professional career as a certified athletic trainer and worked at Davidson College and Georgetown University.  He then moved into sales, where he worked for TheraQuip in Greensboro, North Carolina as a sales representative and sales manager for over 10 years. Notably, Jeff then spent almost a decade as Vice President of Sales for Chattanooga Group, managing their extensive sales network. Subsequently, he worked as Director of Sales and Marketing in the US market for Zimmer MedizinSystems, a German manufacturer of rehabilitation products and, most recently, as Director of Sales and Marketing for Gebauer Corporation, where he supervised sales, marketing and customer service for their worldwide operations."

 "Since Prettybrook Partners and its affiliates invested in Dynatronics last summer, we have reviewed our existing sales organization and determined that creating this new position was a key element to achieving our objective of significant revenue growth. Jeff brings to the Company both market expertise and significant experience in building sales organizations. He will report directly to me and be responsible for leading our direct sales force and for expanding our dealer relationships across the US and internationally. He will also work closely with our marketing and product development departments to ensure that Dynatronics continues to introduce innovative products to the rehabilitation and athletic training markets we address. Enhancing our sales network is critical for our success and we are confident that Jeff will help make that happen," concluded Cullimore.

"The Dynatronics name and its innovative and leading products are well-regarded throughout the industry and I am excited to join the Dynatronics management team to help achieve the growth objectives the company has outlined," commented Mr. Gephart.  "I plan on leveraging my industry knowledge, skill set and relationships to ensure we execute our growth plans."
About Dynatronics Corporation:
Dynatronics manufactures, markets and sells advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, and podiatry markets. More information regarding Dynatronics is available at www.dynatronics.com.
Safe Harbor Notification
This press release contains forward-looking statements. Those statements include references to the company's expectations and similar statements. Forward-looking statements in this press release include statements regarding expansion into new markets.  Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, market demand for the company's products, availability of financing at cost-effective rates, and the risk factors listed from time to time in the company's SEC reports.
Contacts
Dynatronics Corporation	EVC Group
Bob Cardon	Chris Dailey/Michael Polyviou
800-874-6251 or 801-568-7000	646-445-4800
bobc@dynatronics.com	cdailey@evcgroup.com / mpolyviou@evcgroup.com